UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

February 22, 2013
Date of Report (Date of earliest event reported)

GTJ REIT, INC.
(Exact name of registrant as specified in its Charter)

Maryland	0001368757	20-5188065
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

444 Merrick Road
Lynbrook, NY 11563
(Address of principal executive offices) (Zip Code)

(516) 881-3535
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01        Entry into a Material Definitive Agreement.

The disclosure set forth in Item 5.02 below is hereby incorporated into this item by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2013, David J. Oplanich, Chief Financial Officer of GTJ REIT, Inc. (the “Company”) notified the Company that he would resign his position as Chief Financial Officer of the Company, subject to the terms and conditions described below.

In conjunction with Mr. Oplanich’s resignation, the Company and Mr. Oplanich would enter into a proposed Severance Agreement and General Release (the “Agreement”).  Pursuant to the terms of the proposed Agreement, Mr. Oplanich will receive (a) a severance payment of $185,000; and (b) $115,000, representing payment for all shares of the Company’s common stock (the “Shares”) owned by Mr. Oplanich.  The aforementioned payments would be made by the Company following the expiration of any statutory revocation periods and upon transfer of the Shares to the Company.

The proposed Agreement would contain such releases, confidentiality provisions and other terms and conditions as are usual and customary for agreements of this type.

The Employment Agreement dated as of January 1, 2013 between the Company and Mr. Oplanich would be terminated in its entirety and of no further force and effect.

The terms of the proposed Agreement are subject to finalization and execution by the parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 22, 2013	GTJ REIT, INC.

By: /s/ Paul Cooper
Paul Cooper
Chief Executive Officer

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